Exhibit 10.5
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432-5604

(763) 514-4000`

April 29, 2014

Mr. Hooman Hakami

Dear Hooman,

It is with great pleasure that I extend this offer of employment at Medtronic, Inc. (“Medtronic”). Every employee at Medtronic plays a role in changing what it means to live with chronic disease. We are excited to have you join us as we continue to innovate to improve the lives of patients. The following are the terms of the offer of employment:

1.	Title
Executive Vice President and President, Medtronic Diabetes.

In this role, you will serve as a member of the Medtronic Executive Committee, reporting to me. In the position, you shall have the responsibilities and duties commensurate with leading the Global Diabetes Business Group at Medtronic, and such other duties and responsibilities that are assigned by me.

2.	Employment Location

Your assignment with Medtronic will be located at our Diabetes headquarters in Northridge, California; subject to business travel consistent with your duties and responsibilities. For the first year following your Start Date you are approved to work and travel from your current home office in Wisconsin with the understanding that any reimbursement of travel costs to and from the Diabetes headquarters in Northridge California is considered taxable income by the IRS. Please see Section 10 for more details regarding relocation and commuter compensation. Relocation must occur no later than June, 2015.

3.	Employment Start Date

(“Start Date”):    To Be Determined

4.	Base Salary

Your annual base salary will be $550,000 per year (less applicable tax withholdings and deductions) commencing upon your Start Date and paid in accordance with Medtronic’s standard payroll practices.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

5.	Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in the annual Medtronic Incentive Plan (“MIP”), beginning with the Fiscal Year 2015 MIP. Your participation will be effective as of the start of Fiscal Year 2015 with a target payout of 85% of your FY15 base salary. Your actual payout for FY15 will be determined by the achievement of Medtronic Incentive Plan measures and will be based on your full-year salary for FY15, and will not be prorated based on your Start Date. Additional information will be provided about MIP following your Start Date.

6.	Annual Long-Term Incentive Plan

You will be eligible to participate in Medtronic’s Long-Term Incentive Plan (LTIP) beginning with Fiscal Year 2015. The total target value of your FY15 LTIP is $1,400,000 and is comprised of the following components:

•	Annual Long-Term Performance Plan (“LTPP”)
Beginning with the FY2015-FY2017 phase of the three-year performance cycle, you will be eligible to participate in the Long-Term Performance Plan (“LTPP”). Your target annualized award will be $466,667 (subject to the terms and conditions of the LTPP). Your participation will begin on your Start Date; however, your LTPP award will be based on your full annual target award for the FY2015 - FY2017 LTPP period, and will not be prorated based on your Start Date. The payout is based on company performance against pre-determined performance measures. The LTPP award agreement will be provided to you following approval of the FY15 - FY17 LTPP by Medtronic’s Compensation Committee of the Board of Directors. Subject to approval by the Compensation Committee, you will also be eligible to participate in subsequent 3-year phases that commence annually in succeeding fiscal years, to the extent such plans are implemented and subject to the terms and conditions of the LTPP plan document.

•	Annual Nonqualified Stock Option Grant
You will be eligible for annual stock option awards beginning with Fiscal Year 2015. The anticipated grant date will be July 28, 2014 for FY2015 awards. The current grant amount (aggregate exercise price) is approximately $1,866,664 (targeted grant date value of $466,666 as of the date of this letter) and vests 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

•	Performance-Based Restricted Stock Unit Grant
Beginning in Fiscal Year 2015, you will be eligible for annual grants of performance-based restricted stock units. The FY15 grant date will be July 28, 2014. The current grant date target is $466,667 and vests 100% on the third anniversary of the date of grant, provided that the minimum company performance threshold is met. The performance threshold is set by the Compensation Committee and is communicated following the grant date. All terms and conditions of any restricted stock unit awards will be described in the restricted stock unit agreement provided following the grant date. Annual performance-based restricted stock unit awards are subject to approval by the Compensation Committee of the Board of Directors.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

7.	Special New Hire Cash Bonus

To help mitigate the loss of certain earned, unpaid compensation from your current employer, you will be eligible to receive a new hire cash bonus in the amount of $500,000 (less applicable withholdings and deductions). The full amount will be paid to you within 90 calendar days following your Start Date with Medtronic.

8.	One-time, New Hire Nonqualified Stock Option Grant

To help mitigate the loss of certain earned, unvested compensation from your current employer, you will be granted a one-time stock option award with a targeted grant date value of $1,150,000, which is scheduled to be granted on July 28, 2014. The grant amount (aggregate exercise price of the options) is $4,600,000 and vests 25% per year beginning one year after the date of grant. The actual number of options for the total grant will be determined by the aggregate exercise price of the options divided by the market closing price for Medtronic common stock on July 28, 2014. All terms and conditions of any stock option awards will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

9.	One-time, New Hire Restricted Stock Unit Grant

To help mitigate the loss of certain earned, unvested compensation from your current employer, you will be granted a one-time restricted stock unit award with a grant date value of $1,150,000, which is scheduled to be granted on July 28, 2014. The Restricted Stock Unit grant will vest 100% on the fourth anniversary of the grant date and is subject to the attainment by the Company of $1.00 diluted EPS threshold for the fiscal year ending prior to each vesting date.

The actual number of units for the total grant will be determined using the grant date value of $1,150,000 divided by the market closing price for Medtronic common stock on July 28, 2014. The award is subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of the restricted stock unit award will be described in the restricted stock unit agreement provided following the grant date.

10.	Relocation and Commuter Assistance

No later than June, 2015, you will be expected to relocate permanently to Southern California to facilitate daily access to the Diabetes Business headquarters in Northridge, California. Medtronic will provide you with relocation benefits under its “Comprehensive Plus” relocation plan for homeowners (attached). As an addendum to the relocation plan, Medtronic will supersede the standard “loss on sale” protection formula and instead cover 75% of a loss on sale up to a maximum of $200,000.

During the interim period prior to your relocation to Southern California, you will be approved to office out of your home in Wisconsin with the expectation that you will maintain a regular travel schedule to the Diabetes headquarters in Northridge California, as required by your job responsibilities. You will be responsible to pay for your air travel, ground transportation, and living expenses while commuting to the Diabetes headquarters. Medtronic’s Relocation Assistance Department is available to assist you in identifying your living accommodations and can also assist if you would like to relocate any of your personal vehicles and goods in advance of your planned relocation.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

Under Medtronic’s Commuter Policy, the company will provide you with a $7,000 per pay period ($182,000 annualized) before-tax commuter allowance that is intended to help defray your cost of commuting. Commuter reimbursement is taxable under IRS rules and therefore the $7,000 will be included with your bi-weekly pay and is subject to applicable tax withholdings and deductions. At the end of each three month period following the Start Date, you may request a re-evaluation of the Commuter Assistance Benefit based actual experience. To re-evaluate the allowance, expense records must be submitted and any change to the amount must be approved by Medtronic’s Chairman and CEO and Chief Human Resources Officer.

11.	Employee Benefits

You will be offered the same benefits as all other U.S. employees of Medtronic, including any benefits commensurate with your job level, upon meeting eligibility requirements as provided for in the Plan documents. An overview of Medtronic’s Benefit Programs will be included with the New Hire Employment Document Package that will be sent following your acceptance of this offer. Enrollment in Medtronic’s Benefits, including Health, Wellness, and Retirement programs will occur during your new hire orientation.

Additionally, Medtronic will provide a special non-qualified supplemental retirement benefit that is in addition to the standard benefit provided to employees. The special benefit calculation is designed to mitigate the estimated value difference between your pension with GE and the pension benefit you accrue with Medtronic. The benefit will be calculated and accrued annually based on analysis of the GE and Medtronic Pension Programs. Accruals for the differential will be made through last Fiscal Year of your employment with Medtronic with the final amount calculated as of the date of employment termination or retirement. The special benefit will be accrued under Medtronic’s non-qualified supplemental retirement plan and, as such, is an unfunded benefit.

Please see the attached (Schedule A) for the assumptions used to calculate the special non-qualified supplemental retirement benefit and the estimated Net Present Value of the benefit based on the information provided to Medtronic by you

12.	Business Allowance

In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly and subject to applicable withholdings and deductions). A Business Allowance Program Brochure will be provided with your new hire information.

13.	Executive Physical Exam
In addition, you will be provided with a periodic medical examination under the Company’s Executive Physical Examination program. Details about the program are included with the Business Allowance Program Brochure.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

14.	Stock Ownership Policy

Medtronic’s policy requires Section 16b officers to maintain Medtronic stock equal to three (3) times annual salary. Until the ownership guideline is met, officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting. Once the guideline is met, executives must retain 50% after-tax shares for one year following grant of equity compensation awards. All shares of Medtronic stock owned by you, including the after tax value of vested unexercised stock options and the after tax value of unvested restricted stock unit awards, count towards satisfying the stock ownership guideline.

15.	Deferred Compensation Plan

You will be eligible to participate in the next calendar year phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which will provide for deferral of calendar year 2014 compensation. If desired, you may enroll in the 2014 CAP during your new hire orientation. Enrollment for 2015 deferral will occur in October, 2014.

16.	Employee Agreement

As a condition of this offer of employment with Medtronic and as a condition of receiving the benefits identified herein, you must sign the standard Employee Agreement, which specifies certain employment terms and conditions. You must sign and return the agreement no later than your first day of employment with Medtronic.

17.	Severance

In the event you are terminated without cause (as defined in Medtronic’s Change of Control Plan), Medtronic’s standard Severance Practice that applies while you are a Section 16b Officer provides to you the following benefits, provided that you sign and do not revoke a Severance Agreement and Release:

•	A lump sum equal to two (2.0) times your annual base salary

•	The lesser of two (2.0) times your target annual MIP or two (2.0) times the most recent quarterly estimate of your actual annual MIP payout, in lump sum.

•	A lump sum equal to 100% of the premiums for twenty-four (24) months of continued health and dental benefits to be paid within 10 business days of the last day worked.

•	Executive placement services of appropriate duration with a mutually agreeable vendor

•	Please note that long-term incentive awards will be treated consistent with the terms and conditions of the grants
Medtronic reserves the right to amend severance practices at any time.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

18.	Eligibility Documents

As required by federal law, Medtronic must verify that its employees are eligible to work in the United States. On or before your first day of employment, you will be required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S. Please bring acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. A Designated Medtronic Representative will then review your documentation and complete section 2 on Form I-9. Failure to produce the required documentation within 72 hours (unless a government authorized extension applies) may result in termination of employment. Medtronic is also a participant in the Department of Homeland Security’s E-Verify system. An employee hired on or after September 8, 2009 will be subject to E-Verify only after a Form I-9 has been completed for the employee. Medtronic does not tolerate the discrimination of applicants and employees based upon their national origin and citizenship (or immigration) status or any protected status when verifying employment eligibility through completion of the Form I-9 and the use of E-Verify

19.    Substance Abuse Testing
A condition of your employment at Medtronic is the successful completion of a drug screening test. A drug screening will be arranged at a location convenient for you after your acceptance the formal offer. If you do not take the test, our offer will be rescinded. If you do not pass the test, you will receive a letter from our medical review officer providing you with the opportunity to explain the positive test result or to ask for a retest of the same sample at your expense.

20.	Mandatory Quality, Ethics and Compliance Training

As a further condition of your employment with Medtronic, you will be required to complete Medtronic’s Quality Fundamentals training and general ethics and compliance training, including a certification related to our code of conduct within 30 days of your acceptance of this offer. Please note that it is your responsibility to make sure that you complete this training.

Executive Vice President and President, Medtronic Diabetes Offer Letter
April 29, 2014

21.    Other General Provisions

Medtronic is offering you this position based on your skills and background, and believes you can perform your new duties without the use or reliance upon any confidential information or trade secrets of your current or former employers. Medtronic does not and will not encourage, induce, require, condone, or accept the disclosure or use of such information during your employment with the company.

Medtronic further expects you to take reasonable steps to protect your current and former employers’ proprietary information (including returning any and all confidential or proprietary materials or documents to your current employer when you leave) and to abide by any other confidentiality and applicable non-solicitation agreements with your current or former employers. Your signature below confirms your assurances in this regard and your agreement to abide by the guidelines above. Medtronic has made this offer of employment to you based on these assurances.

Medtronic is committed to providing reasonable accommodations so that all individuals may participate fully in their employment. If you need accommodations because of a medical condition, or a religious belief or practice, please discuss your request with your Human Resources partner, who will work with you to evaluate accommodation options.

All payments hereunder are subject to applicable withholdings and deductions.

Please contact me if you have any questions regarding the terms of this offer. After you have reviewed the terms of this letter, please indicate your acceptance by signing one copy in the space provided below and returning it to me. We look forward to your early response.

I know that you will find Medtronic a rewarding place to continue your career. I look forward to welcoming you to Medtronic.

Best regards,

Omar Ishrak
Chairman and Chief Executive Officer

Enclosures:

•	Employee Agreement

•	Comprehensive Plus Relocation Program Brochure

I, Hooman Hakami, accept this offer of employment and agree to the terms and conditions outlined in this letter. I understand that proof of my identity and employment eligibility is a condition of employment, and I must provide Medtronic with proof of my identity and employment eligibility to qualify for employment. I understand that if I provide false or misleading information, I may be disqualified from employment.

_________________________________    ________________________
Hooman Hakami                Date

Schedule A
April 30, 2014

Estimated Present Value Calculation for Pension Plan Make-up

Beginning Base/Incentive	$550,000

Target Annual Incentive	85%

Annual Quality Compensation Increase	3.0%

Retirement age	60

Current Age as of 1/1/2014	43

Rate of return in Personal Pension Investment Account(1)	7.0%

Discount Rate	5.0%

	FUTURE VALUE AGE 60	PREENT VALUE AGE 43

Medtronic Personal Investment Account(1)	1,648,386	719,185

GE Pension (Based on Information Provided)(2)	N/A	3,700,000

	Difference(3)	2,980,815

Notes
1.     Assumes election of Medtronic Personal Investment Account (PIA) Pension Option
2.     Present Value of GE Pension to be verified by pension statement from GE

3.
Medtronic's "make-up" pension benefit will be accrued annually to the company's Non-qualified Supplemental Retirement Plan and is not funded. Final "make-up" pension amount will be determined by Medtronic's formula at time of retirement or termination of employment.

4.     Medtronic’s standard three-year pension vesting period applies.